EXHIBIT 10.1
EMPLOYMENT AND CONSULTING AGREEMENT
     THIS EMPLOYMENT AND CONSULTING AGREEMENT (this “Agreement”) is entered into as of February 13, 2006 (the “Effective Date”), by and between Integrated Electrical Services, Inc., a Delaware corporation (the “Company”), and C. Byron Snyder (“Snyder”).
W I T N E S S E T H:
     WHEREAS, the Company desires to employ Snyder to serve at the discretion of the board of directors of the Company (the “Board”) from and after the Effective Date until such date as his term of employment shall end pursuant to the terms and conditions contained herein;
     WHEREAS, Snyder is willing to be employed by the Company for such period, upon the terms and conditions contained herein;
     WHEREAS, the Company and its subsidiaries and affiliates (collectively, the “Related Parties”) desire to benefit from the experience and ability of Snyder in the capacity of a consultant to the Related Parties immediately following Snyder’s period of employment through February 13, 2008; and
     WHEREAS, Snyder is willing to serve as a consultant to the Related Parties for such period, upon the terms and conditions contained herein;
     NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and undertakings contained in this Agreement, and intending to be legally bound, the Company and Snyder agree as follows:
     1. Employment: The Company agrees to employ Snyder, and Snyder agrees to be employed by the Company, for the Employment Term (as defined in Section 3 below) in accordance with and subject to the terms and conditions set forth in this Agreement.
     2. Consulting: Following the expiration of the Employment Term, provided that this Agreement has not been earlier terminated pursuant to Section 10 herein, Snyder shall automatically cease to be an employee of the Company and shall be engaged as an independent contractor of the Company pursuant to this Agreement during the Consulting Term (as defined in Section 3 herein), and shall supply consulting services to the Related Parties in accordance with and subject to the terms and conditions set forth in this Agreement.
     3. Term: The term of this Agreement shall begin on the Effective Date and shall continue through February 13, 2008, unless terminated earlier pursuant to Section 10 herein. The Company shall employ Snyder for the period beginning on the Effective Date and ending on the earlier to occur of (i) any date after the Effective Date specified by the Board and (ii) the effective date of employment by the Company of a replacement chief executive officer (such period, the “Employment Term”); provided, however, that Snyder’s employment during the Employment Term will be subject to termination in accordance with Section 10 herein.

Following the expiration of the Employment Term, provided that this Agreement has not been earlier terminated pursuant to Section 10 herein, the Company shall immediately and without further action required hereunder engage the consulting services of Snyder for the benefit of the Related Parties for the period beginning on the day following the expiration of the Employment Term and ending on February 13, 2008 (such period, the “Consulting Term”). By mutual agreement reached on or before February 13, 2008, the parties may extend the Consulting Term of this Agreement for an additional period of such duration and upon such terms and conditions as may be agreed to in writing by the parties.
     4. Services:
     (a) Employment Term: During the Employment Term, Snyder agrees to serve in the position of Chief Executive Officer of the Company and perform diligently and to the best of his abilities the duties and services pertaining to such position, as well as such additional duties and services appropriate to such position that may be requested by the Board. Snyder agrees, during the Employment Term, to devote his primary business time, energy, and best efforts to the business and affairs of the Related Parties. Snyder’s employment shall also be subject to the policies maintained and established by the Company, as the same may be amended from time to time in addition to these provisions.
     (b) Consulting Term: During the Consulting Term, Snyder shall make himself available in accordance with this Section 4(b) to perform such consulting and advisory services as are reasonably consistent with Snyder’s experience, background, and former positions with the Related Parties. For the Consulting Term, Snyder shall make himself available to perform such consulting and advisory services as are reasonably requested by the Related Parties from time to time. In providing such consulting and advisory services, Snyder shall provide the Related Parties with his assessments, evaluations and recommendations as the Related Parties may deem necessary. Snyder agrees to attend such meetings as the Related Parties may require for proper communication of his advice and consultation. Snyder shall coordinate the furnishing of his consulting and advisory services pursuant to this Agreement with representatives of the Related Parties in order that such services can be provided in such a way generally as to conform to the business schedules of the Related Parties, but the method of performance, time of performance, place of performance, hours utilized in such performance, and other details of the manner of performance of Snyder’s consulting services hereunder shall be within the sole reasonable control of Snyder. While retained as a consultant by the Company, Snyder shall have the right to devote his business day and working efforts to other business, professional, public service, or community pursuits as do not unreasonably interfere with the rendering of consulting services by Snyder hereunder.
     5. Compensation and Reimbursement: As compensation to Snyder for his employment and consulting services under this Agreement:
     (a) The Company shall pay to Snyder monthly compensation (the “Monthly Compensation”) in the amount of $20,833.33 per month (prorated for any fraction of a month thereof), with the first payment being due and payable on the first day of the first month following the Effective Date (i.e., on March 1, 2006), which payment shall include a prorated amount of the Monthly Compensation for the period beginning on the Effective Date and ending on such first day of such first month and subsequent payments of Monthly Compensation being due and payable in accordance with the Company’s payroll procedures for executive officers but not less frequently than monthly; and
     (b) Snyder shall be granted the right and option to purchase all or any part of an aggregate of 51,471 shares of common stock of the Company, par value $.01 per share (assuming 15,404,172 shares of common stock of the Company are outstanding, including reserved restricted shares, as of the effective date of the Plan as referred to below, provided, however, that if 15,404,172 shares are not outstanding as of such date, then Snyder shall be granted the right and option to purchase such number of shares as equitably adjusted based on the number of shares then outstanding), as of the first business day after the effective date of the Plan as referred to below. The terms of such option grant shall be governed by the Integrated Electrical Services, Inc. 2006 Equity Incentive Plan (the “Option Plan”) and a Option Award Agreement (the “Option Agreement”) in the form of Exhibit A hereto to be entered into by and between the Company and Snyder as of the first business day after the effective date of the Joint Plan of Reorganization (the “Plan”) of the Company and certain of its direct and indirect subsidiaries under Chapter 11 of the Bankruptcy Code to be filed in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division (as such effective date is defined in the Plan). Snyder acknowledges that a copy of the Option Plan has previously been provided to Snyder.
     (c) The Company shall reimburse Snyder for all reasonable out-of-pocket expenses that are actually incurred by Snyder in performance of his duties under this Agreement, including, but not limited to, transportation, hotel accommodations, and such other expenses as might be incurred by an employee or senior consultant, as applicable, of the Company in furtherance of the business of the Related Parties (the “Reimbursable Expenses”) and that have been approved by the Company’s Chief Financial Officer or such other person designated by the Company. During the Employment Term, Snyder shall be reimbursed for Reimbursable Expenses in accordance with the Company’s policies and procedures for the reimbursement of expenses of executive officers. All such expenses shall be appropriately documented in reasonable detail by Snyder upon submission of any request for reimbursement, and in a format and manner consistent with the Company’s expense reporting policy. During the Consulting Term, Snyder shall submit to the Company from time to time a statement setting forth the Reimbursable Expenses incurred by him. With such statements, Snyder shall furnish all records, receipts, and other evidence in support of Snyder’s Reimbursable Expense statement as may be requested by the Company according to its policy then in effect for employee expense reports. Upon receipt of the expense statements (and other materials as may be requested) and approval by the Company’s Chief Financial Officer or other person designated by the Company, the Company shall promptly reimburse Snyder for his Reimbursable Expenses.
     6. Taxes:
     (a) Employment Term: During the Employment Term, the Company may withhold from any benefits and payments made pursuant to this Agreement during such Employment Term all federal, state, city, and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to the Company’s employees generally.
     (b) Consulting Term: During the Consulting Term, Snyder shall pay all taxes for social security, federal income, unemployment insurance, worker’s compensation insurance, pensions, annuities, or other liabilities or taxes incurred by or on behalf or for the benefit of Snyder arising out of the performance by Snyder of his obligations during the Consulting Term under this Agreement.
     7. Restrictive Covenants:
     (a) Confidential Information: Snyder acknowledges that the business of the Related Parties is highly competitive and that their strategies, methods, books, records, and documents, their technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning their customers and business affiliates, all comprise confidential business information and trade secrets that are valuable, special, and unique assets that the Related Parties use in their business to obtain a competitive advantage over their competitors. Snyder further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to the Related Parties in maintaining their competitive position. Snyder hereby agrees that he will not make any disclosure of any confidential information or trade secrets of the Related Parties (or the financial or substantive terms of this Agreement), or make any use thereof, except as authorized by the Related Parties in the carrying out of Snyder’s employment and consulting and advisory responsibilities hereunder. The Related Parties (other than the Company, which is a direct beneficiary of this Agreement) shall be third party beneficiaries of Snyder’s obligations under this Section 7(a). As a result of providing employment and consulting services pursuant to this Agreement, Snyder may also from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint venturers, and the like, of the Related Parties. Snyder also agrees to preserve and protect the confidentiality of such third party confidential information and trade secrets to the same extent, and on the same basis, as the confidential business information and trade secrets of the Related Parties. These obligations of confidence apply even if the information has not been reduced to a tangible medium of expression (e.g., is only maintained in the minds of the Related Parties’ employees) and, if it has been reduced to a tangible medium, irrespective of the form or medium in which the information is embodied (e.g., documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, and all other writings or materials of any type). The obligations of Snyder set forth in this Section 7(a) shall apply during the term of this Agreement and after the termination of this Agreement.
     (b) Non-Competition; Non-Solicitation. Snyder will not, during the term of this Agreement, and for a period of two (2) years immediately following the termination of this Agreement for any reason whatsoever, except as may be set forth herein, directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation or business of whatever nature: (i) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any electrical contracting, information technology principally related to the electrical contracting or cabling industry, and related services business or any other business in direct competition with any of the Related Parties within 100 miles of where any Related Party conducts business, including any territory serviced by a Related Party during the term of this Agreement (the “Territory”); (ii) call upon any person who is, at that time, an employee of a Related Party for the purpose or with the intent of enticing such employee away from or out of the employ of the Related Party; (iii) call upon any person or entity which is, at that time, or which has been, within one year prior to that time, a customer of a Related Party within the Territory for the purpose of soliciting or selling electrical contracting, information technology principally related to the electrical contracting or cabling industry, and related products or services in direct competition with the Related Parties within the Territory; (iv) call upon any prospective acquisition candidate, on Snyder’s own behalf or on behalf of any competitor, which candidate was, to Snyder’s knowledge after due inquiry, either called upon by a Related Party or for which a Related Party made an acquisition analysis, for the purpose of acquiring such entity; or (v) disclose customers, whether in existence or proposed, of any Related Party to any person, firm, partnership, corporation or business for any reason or purpose whatsoever except to the extent that the Related Party has in the past disclosed such information to the public for valid business reason. Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Snyder from acquiring as an investment not more than 1% of the capital stock of a competing business, whose stock is traded on a national securities exchange, the NASDAQ Stock Market or on an over-the-counter or similar market, unless the Board consents to such acquisition.
     Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to the Company for which they would have no other adequate remedy, Snyder agrees that foregoing covenant may be enforced by Company, in the event of breach by him, by injunctions and restraining orders. Snyder further agrees to waive any requirement for Company’s securing or posting of any bond in connection with such remedies.
     It is agreed by the parties that the foregoing covenants in this Section 7(b) impose a reasonable restraint on Snyder in light of the activities and business of the Related Parties on the date of the execution of this Agreement and the current plans of the Related Parties; but it is also the intent of Company and Snyder that such covenants be construed and enforced in according with the changing activities, business and locations of the Related Parties throughout the term of this covenant, whether before or after the date of termination of this Agreement, unless the Snyder was conducting such new business prior to any Related Party conducting such new business. For example, if, during the term of this Agreement, an Related Party engages in new and different activities, enters a new business or establishes new locations for its current activities or business in addition to or other than the activities or business enumerated under this Section 7(b) above or the locations currently established therefore, then Snyder will be precluded from soliciting the customers or employees of such new activities or business or from such new location and from directly competing with such new business within 100 miles of its then-

established operating location(s) through the term of this covenant, unless the Snyder was conducting such new business prior to any Related Party conducting such new business.
     It is further agreed by the parties hereto that, in the event that this Agreement terminates and Snyder shall enter into a business or pursue other activities not in competition with the electrical contracting activities of the Related Parties or similar activities or business in locations the operation of which, under such circumstances, does not violate the first paragraph of this Section 7(b), and in any event such new business, activities or location are not in violation of this Section 7(b) or of Snyder’s obligations under this Section 7(b), if any, Snyder shall not be chargeable with a violation of this Section 7(b) if the Related Parties shall thereafter enter the same, similar or a competitive (i) business, (ii) course of activities or (iii) location, as applicable.
     The covenants in this Section 7(b) are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.
     All of the covenants in this Section 7(b) shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Snyder against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants. It is specifically agreed that the period of two (2) years (subject to the further provisions of this Agreement) following termination of this Agreement stated at the beginning of this Section 7(b), during which the agreements and covenants of Snyder made in this Section 7(b) shall be effective, shall be computed by excluding from such computation any time during which Snyder is in violation of an provision of this Section 7(b).
     The Company and the Snyder hereby agree that this covenant is a material and substantial part of this transaction.
     8. Publishing Statements: Snyder shall refrain during and after the existence of the employment and consulting relationships established under this Agreement from publishing any oral or written statements about any of the Related Parties or any of their respective officers, directors, managers, members, shareholders, employees, agents, or representatives that are slanderous, libelous, or defamatory. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded the Related Parties and their respective officers, directors, managers, members, shareholders, employees, agents, or representatives under this provision are in addition to any and all rights and remedies otherwise afforded by law.
     9. Capacity and Benefits:
     (a) Employment Term: During the Employment Term, Snyder shall be allowed to participate in all employee health and welfare benefits, plans, and programs, including improvements or modifications of the same, that are available to other similarly situated employees of the Company, but Snyder shall not be allowed to participate in any bonus plans or programs. The Company shall not, however, by reason of this paragraph be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to other similarly situated employees generally.
     (b) Consulting Term: At all times during the Consulting Term of this Agreement, Snyder shall be an independent contractor and not a common-law employee. Therefore, Snyder shall not, during the Consulting Term of this Agreement, be entitled to participate in any of the Related Parties’ benefit plans or programs for their employees, provided, however, that during the Consulting Term, the Company (i) shall pay for the costs of Snyder’s healthcare premiums in connection with COBRA coverage (until the expiration of COBRA coverage), (ii) shall pay for the costs of and provide Snyder a parking space at the Company’s office and (iii) shall pay Snyder’s existing car allowance (which shall not exceed $1,500 per month). Further, during the Consulting Term, Snyder shall in no way be considered to be an agent, employee, or servant of any of the Related Parties, and Snyder shall have no authority to bind any of the Related Parties in any capacity for any purpose. It is not the purpose or intention of this Agreement or the parties to create during the Consulting Term, and the same shall not be construed as creating, any partnership, partnership relation, joint venture, agency, or employment relationship.
     10. Termination:
     (a) Death, Expiration of Term or Disability: This Agreement shall automatically terminate upon (1) the death of Snyder; (2) expiration of the term of the Agreement without a prior written extension mutually agreed to in writing by the parties; or (3) the inability of Snyder to perform Snyder’s duties under this Agreement due to (A) incapacity as a result of physical or mental illness or injury for a continuous period in excess of four consecutive months or (B) his health becoming impaired to an extent that makes the continued performance of his duties hereunder hazardous to his physical or mental health, provided that in the case of clause (B) Snyder shall have furnished the Company with a written statement from a doctor reasonably acceptable to the Company to such effect and provided, further, that, at the Company’s request made within 30 days of the date of such written statement, Snyder shall submit to an examination by a doctor selected by the Company who is reasonably acceptable to Snyder or Snyder’s doctor and such second doctor shall have concurred in the conclusion of Snyder’s doctor.
     (b) By the Company Without Cause: The Company may terminate this Agreement for any reason at any time on or after the 91st day after the date of the option grant referred to in Section 5(b) by giving written notice to Snyder at least 10 days prior to the effective date of such termination.
     (c) By Snyder For Any Reason: Snyder may terminate this Agreement for any reason at any time by giving written notice to the Company at least 10 days prior to the effective date of such termination.
     (d) By the Company For Cause: Notwithstanding the foregoing, the Company may terminate this Agreement immediately for Cause (as defined below) at any time and without prior notice to Snyder. For purposes of this Agreement, “Cause” for the Company to terminate Snyder’s employment or consulting relationship shall mean (1) Snyder’s willful, material and irreparable breach of this Agreement (which breach remains uncured 5 days after delivery of written notice); (2) Snyder’s gross negligence in the performance or intentional non-performance (in either case continuing for 10 days after receipt of written notice of need to cure) of any of his material duties and responsibilities hereunder; (3) Snyder’s dishonesty or fraud with respect to the business, reputation or affairs of the Company, which dishonesty or fraud materially and adversely affects the Company (monetarily or otherwise); (4) Snyder’s conviction of or plea of guilty or nolo contendere to a felony or a crime involving moral turpitude; (5) Snyder’s drug or alcohol abuse; or (6) Snyder’s violation of Company policy (which remains uncured or continues 5 days after delivery of written notice).
     (e) Impact of Termination: Upon any termination of this Agreement other than a termination by Snyder pursuant to Section 10(c) herein or a termination by the Company pursuant to Section 10(d) herein, the Company shall pay to Snyder (or his beneficiary, as applicable) (1) the Monthly Compensation through February 13, 2008, (2) the costs of Snyder’s healthcare premiums in connection with COBRA coverage through February 13, 2008 (or the expiration of COBRA coverage, if earlier) and (3) any incurred but unreimbursed expenses as of the date of termination (provided Snyder executes and does not revoke the release required pursuant to Section 11 herein). Upon any termination of this Agreement by Snyder pursuant to Section 10(c) herein or by the Company pursuant to Section 10(d) herein, no further amounts shall be payable to Snyder other than accrued but unpaid Monthly Compensation earned prior to the effective date of termination (provided Snyder does not revoke the release required pursuant to Section 11 herein) and any incurred but unreimbursed expenses as of the date of termination. Notwithstanding any termination of this Agreement, the provisions of Sections 7, 8, and 11 herein shall survive in accordance with their terms. The impact of the termination of Snyder’s employment or consulting relationship under this Agreement on any options previously granted to Snyder under the Option Plan shall be governed by the terms of the Option Agreement and the Option Plan.
     11. Release: In consideration of and in return for Snyder’s final Monthly Compensation payment (prorated, as applicable), Snyder hereby agrees to execute the release set forth in Exhibit B hereto (the “Release”), which is a release of all claims in connection with his employment or consulting relationship with the Related Parties through the date of Snyder’s acceptance of such release, including but not limited to any claims arising under the Age Discrimination in Employment Act of 1967, as amended. Snyder agrees to execute the Release upon the date of termination of this Agreement pursuant to Section 10 herein or within no more than seven days after such date of termination, but not before such date of termination. Notwithstanding anything to the contrary in this Agreement, the Company shall not be obligated to pay the final Monthly Compensation payment (prorated, as applicable) unless Snyder executes the Release in the manner required pursuant to this Agreement and the seven day revocation period applicable to the Release shall have expired without Snyder’s having revoked his agreement to the Release. In the event the conditions for such final Monthly Compensation payment shall have been satisfied, the Company shall pay such final Monthly Compensation payment within 10 days following the expiration of the applicable revocation period under the terms of the Release.
     12. Notices: For purposes of this Agreement, notices, demands, and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand; (b) sent by prepaid first class mail (airmail if to an address outside the country of posting); or (c) sent by facsimile transmission with confirmation of transmission, as follows:
     If to Snyder, addressed to:
Mr. C. Byron Snyder
P.O. Box 56766
Houston, TX 77256-6766
     If to the Company, addressed to:
Integrated Electrical Services, Inc.
1800 West Loop South, Suite 500
Houston, Texas 77027
Attention: General Counsel
Fax: (713) 860-1578
or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
     13. Successor Obligations and Assignment: The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. Snyder cannot assign his obligations or any rights accruing to him under this Agreement.
     14. Amendment: This Agreement may not be modified except by an agreement in writing executed by both the Company and Snyder.
     15. Dispute Resolution: Neither party shall institute a proceeding in any court nor administrative agency to resolve a dispute between the parties before that party has sought to resolve the dispute through direct negotiation with the other party. If the dispute is not resolved within two weeks after a demand for direct negotiation, the parties shall attempt to resolve the dispute through mediation. If the parties do not promptly agree on a mediator, the parties shall request the Association of Attorney Mediators in Harris County, Texas to appoint a mediator certified by the Supreme Court of Texas. If the mediator is unable to facilitate a settlement of the dispute within a reasonable period of time, as determined by the mediator, the mediator shall issue a written statement to the parties to that effect and any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in Houston, Texas, in accordance with the rules of the American Arbitration Association then in effect. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. The costs and expenses, including reasonable attorneys’ fees, of the prevailing party in any dispute arising under this Agreement will be promptly paid by the other party.
     16. Governing Law and Jurisdiction: This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of laws.
     17. Validity: In the event that any portion or provision of this Agreement is found to be invalid or unenforceable, the other portions or provisions hereof shall not be affected thereby.
     18. Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
     19. Effect of Agreement: Except as set forth in the Option Agreement and the Option Plan, the terms of this Agreement shall supersede any obligations and rights of the Company and its affiliates and Snyder, respecting employment, consulting services, compensation, and benefits on or after the Effective Date.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INTEGRATED ELECTRICAL SERVICES, INC.

By:	/s/ Curt L. Warnock

	Name:	Curt L. Warnock
	Title:	Senior Vice President

/s/ C. Byron Snyder

C. BYRON SNYDER

EXHIBIT A
FORM OF NON-STATUTORY STOCK OPTION AGREEMENT

EXHIBIT A TO THE EMPLOYMENT AND CONSULTING AGREEMENT ENTERED INTO AS OF FEBRUARY 13, 2006 BY AND BETWEEN INTEGRATED ELECTRICAL SERVICES, INC., A DELAWARE CORPORATION AND C. BYRON SNYDER
Integrated Electrical Services, Inc.
2006 Equity Incentive Plan
Option Award Agreement
          THIS OPTION AWARD AGREEMENT (“Agreement”) is made and entered into as of [insert first business day after Chapter 11 effective date] (“Grant Date”) by and between Integrated Electrical Services, Inc., a Delaware corporation (“Company”), and C. Byron Snyder (“Optionee”) pursuant to the terms and conditions of the Integrated Electrical Services, Inc. 2006 Equity Incentive Plan (“Plan”).
SECTION 1. GRANT OF OPTION AWARD.
(a) Option Award. On the terms and conditions set forth in this Agreement and the Plan, the Company grants to the Optionee on the Grant Date an option to purchase a number of Shares at the Exercise Price, as set forth below. This option is intended to be a nonqualified stock option.

Tranche	Shares[1]	Exercise Price	Vesting
A	29,412	the greater of $15.00[2] or 150% of the Fair Market Value of Company common stock on the Grant Date	See Section 2 herein
B	22,059	the greater of $25.00[3] or 250% of the Fair Market Value of Company common stock on the Grant Date	See Section 2 herein
(b) Equity Incentive Plan and Defined Terms. This option is granted under and subject to the terms of the Plan, which is incorporated herein by reference. If there is any inconsistency between the terms of the Plan and the terms of this Agreement, the Plan’s terms shall supersede and replace the conflicting terms of this Agreement. Capitalized terms that are defined in the Plan are incorporated herein by reference and other capitalized terms are defined in Section 9 of this Agreement.

[1]	The number of option shares assumes that, on the grant date, 15,404,172 shares of Company common stock are outstanding, including reserved restricted shares (which reflects the anticipated adjustment in the Company common shares made in connection with the Chapter 11 plan). The number of option shares shall be adjusted equitably upon any change in the number of outstanding Company common shares as of the effective date of the Chapter 11 Plan.

[2]	The exercise price assumes that, on the grant date, 15,404,172 shares of Company common stock are outstanding, including reserved restricted shares (which reflects the anticipated adjustment in the Company common shares made in connection with the Chapter 11 plan). The exercise price shall be adjusted equitably upon any change in the number of outstanding Company common shares as of the effective date of the Chapter 11 Plan.

[3]	See Footnote 2 above.

(c) Exercisability. Subject to the terms and conditions set forth in this Agreement and the Plan, this option or a portion thereof may be exercised (i) prior to its expiration and (ii) on or after the time this option or a portion thereof is vested pursuant to the vesting provisions set forth in Section 2 herein.
(d) Scope of this Agreement. This Agreement shall apply both to this option and to the Shares acquired upon the exercise of this option.
SECTION 2. VESTING
(a) This option shall vest according to the following schedule:

Tranche	Vesting Schedule
A	100% vested on the Grant Date

B	100% vested if, on the ninetieth (90th) day after the grant date (the “Retention Vesting Date”), at least 90% of the presidents of the Company’s subsidiaries, as of February 13, 2006, are employed with the Company on the Retention Vesting Date (excluding for purposes of such calculation such presidents that are no longer employed by the Company or its subsidiaries by reason of death, disability or termination by the Board without cause on or prior to the Retention Vesting Date)[4]
SECTION 3. TERM AND EXPIRATION.
(a) Basic Term. Subject to earlier termination as set forth herein, the exercise period of this option shall expire ten (10) years after the Grant Date (the “Term”).
(b) Termination of Service (except for Cause). In the event Optionee’s Service terminates for any reason other than for Cause, then this option to the extent vested as of the date of such termination shall expire on the earliest of: (i) the expiration of the Term, (ii) twelve (12) months following such termination as a result of death or Disability, and (iii) three (3) months following such termination for any other reason, but if such termination is by the Company other than for Cause, then the later of three (3) months following such termination and February 13, 2008. This option to the extent unvested as of the date of such termination shall immediately expire and lapse upon such termination.
(c) Termination of Service (for Cause). In the event Optionee’s Service is terminated for Cause or Cause exists on the date Optionee’s Service terminates, then this option on the date of such termination (whether vested or unvested and including any exercised portion of this option for which Shares have not been delivered to the Optionee) shall be cancelled and forfeited immediately on the date of such termination, and the Company shall return to the Optionee the price (if any) paid for such undelivered Shares. Should a Optionee die or have a Disability at a time when Cause exists but prior to the date the Optionee’s Service is terminated for Cause, this option on the date of such termination (whether vested or unvested and including any exercised portion of this option for which Shares have not been delivered to the Optionee) shall be

[4]	The list of the presidents of the Company’s subsidiaries, as of February 13, 2006, is annexed herein as Exhibit A.

cancelled and forfeited immediately as of the date of the Optionee’s death of Disability and the Company shall return to the Optionee or Eligible Representative, as applicable, the price (if any) paid for such undelivered Shares.
SECTION 4. TRANSFER OR ASSIGNMENT OF OPTION.
This option may not be transferred, assigned, pledged or hypothecated by any Optionee during the Optionee’s lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process, except by beneficiary designation, will or the laws of descent and distribution. Subject to the limitations contained herein, this option may be exercised during the lifetime of the Optionee only by the Optionee or by the Optionee’s Eligible Representative. This option shall not be transferable, except in the case of a transfer by the Optionee with the prior written consent of the Committee in its sole discretion.
SECTION 5. EXERCISE.
(a) Exercise Procedure. An exercisable option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary of the Company of all of the following prior to the time when this option or such portion expires or is otherwise cancelled under the Plan or the Agreement:
(i)	Notice in writing signed by the holder or his or her Eligible Representative, stating that this option or portion thereof is exercised, and specifically stating the number of Shares with respect to which this option or a portion thereof is being exercised;

(ii)	Full payment of the aggregate exercise price of the Shares with respect to which this option (or portion thereof) is thereby exercised in accordance with any method prescribed by Section 6 herein;

(iii)	The payment to the Company of all amounts necessary to satisfy any and all federal, state and local tax withholding requirements arising in connection with the exercise of this option (or a portion thereof) in accordance with any method prescribed by the Plan and this Agreement; and

(iv)	Such representations and documents as the Committee deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal or state securities laws or regulations. The Committee may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer orders to transfer agents and registrars.
In the event that this option or portion thereof shall be exercised pursuant to this Section 5 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise this option or portion thereof shall be provided to the Company as a condition to such exercise.

(b) Issuance of Shares. After completing the procedures set forth in Section 5, the Company shall cause to be issued a certificate or certificates for the Shares as to which this option or a portion thereof has been exercised, registered in the name of the person exercising this option or a portion thereof (or in the names of such person and his or her spouse as community property or as joint tenants with right of survivorship).
(c) Withholding Requirements. As a condition to the receipt or purchase of Shares pursuant to this option, Optionee shall make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding obligations that may arise in connection with such receipt or purchase. The Optionee shall also make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding obligations that may arise in connection with the disposition of Shares acquired pursuant to this option.
SECTION 6. PAYMENT FOR SHARES
(a) Cash or Check. All or part of the Exercise Price and any applicable withholding requirements may be paid in cash or by check.
(b) Alternative Methods of Payment. All or any part of the Exercise Price and any applicable withholding requirements may be paid by one or more of the following methods:
     (i) Surrender of Shares. At the discretion of the Optionee, all or any part of the Exercise Price and any applicable withholding requirements may be paid by surrendering, or attesting to the ownership of, Shares that are already owned by the Optionee. Such Shares shall be surrendered to the Company in good form for transfer and shall be valued at their Fair Market Value on the date when the option or a portion thereof is exercised. Notwithstanding the foregoing, the Optionee shall not surrender, or attest to the ownership of, Shares in payment of any portion of the Exercise Price (or withholding) if such action would cause the Company or any Subsidiary to recognize an additional compensation expense with respect to the option for financial reporting purposes, unless the Committee consents thereto.
     (ii) Net Exercise. At the discretion of the Optionee, payment of all or any portion of the Exercise Price and any applicable withholding requirements may be made by reducing the number of Shares otherwise deliverable pursuant to the option by the number of such Shares having a Fair Market Value equal to the Exercise Price and any applicable withholding requirement. Notwithstanding the foregoing, the Optionee shall not be permitted to pay any portion of the Exercise Price (or withholding) in such manner if such action would cause the Company or any Subsidiary to recognize an additional compensation expense with respect to the option for financial reporting purposes unless the Committee consents thereto.
     (iii) Exercise/Sale. Payment may be made in whole or in part by the delivery (on a form prescribed by the Company) of an irrevocable direction (i) to a securities broker approved by the Company to sell Shares and to deliver all or part of the sales proceeds to the Company, or (ii) to pledge Shares to a securities broker or lender approved by the Company as security for a loan, and to deliver all or part of the loan proceeds to the Company, in each case in payment of all or part of the Exercise Price and any withholding requirements.
Should the Committee exercise its discretion to permit the Optionee to exercise this option in whole or in part in accordance with this Section 6(b) above, it shall have no obligation to permit such alternative exercise with respect to the remainder of this option or with respect to any other option to purchase Shares held by the Optionee.
SECTION 7. ADJUSTMENT OF SHARES.
In the event of a Recapitalization, an adjustment shall be made to this option such that the option shall thereafter be exercisable or payable, as the case may be, in such securities, cash and/or other property as would have been received in respect of Shares subject to the option had the option been exercised immediately prior to such Recapitalization and such an adjustment shall be made successively each time any such change shall occur. In addition, in the event of any Recapitalization, to prevent dilution or enlargement of Optionee’s rights hereunder, the Committee shall, and will have the authority to adjust, in a fair and equitable manner, the Exercise Price and the number and kind of shares subject to this option. Should the vesting of this option be conditioned upon the Company’s attainment of performance conditions, the Committee may make such adjustments to such terms and conditions of this option and the criteria therein to recognize unusual and nonrecurring events affecting the Company or in response to changes in applicable laws, regulations or accounting principles.
SECTION 8. MISCELLANEOUS PROVISIONS.
(a) Notification. Any notification required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. A notice shall be addressed to the Company at its principal executive office and to the Optionee at the address that he or she most recently provided to the Company.
(b) Rights as a Shareholder. Neither the Optionee nor the Optionee’s representative shall have any rights as a shareholder with respect to any Shares subject to this option until the Optionee or the Optionee’s representative becomes entitled to receive such Shares by satisfaction of the exercise procedures set forth herein.
(c) Tenure. Nothing in the Plan or the Agreement shall confer upon a Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary employing or retaining the Optionee) or of the Optionee, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without Cause.
(d) Entire Agreement. This Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

(e) Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.
(f) Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Optionee, the Optionee’s assigns and the legal representatives, heirs and legatees of the Optionee’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to be join herein and be bound by the terms hereof.
(g) Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in such State.
SECTION 9. DEFINITIONS.
(a) “Agreement” shall mean this Option Award Agreement.
(b) “Exercise Price” shall mean the price paid by the Optionee (or as applicable, the Eligible Representative) for the Shares under this option.
(c) “Grant Date” shall have the meaning ascribed to such term in the introduction of this Agreement.
(d) “Optionee” shall have the meaning ascribed to such term in the introduction of this Agreement.
(e) “Service” shall mean service as an Employee, Director or Consultant. For any purpose under this Agreement, Service shall be deemed to continue while the Optionee is on a bona fide leave of absence, if such leave was approved by the Company in writing or if continued crediting of Service for such purpose is expressly required by the terms of such leave or by applicable law (as determined by the Committee). For the avoidance of doubt, Optionee’s service to the Company and its Subsidiaries as a consultant pursuant to the Employment and Consulting Agreement dated as of [insert Chapter 11 effective date] shall constitute Service for purposes of this Agreement.
(f) “Term” shall have the meaning ascribed to such term in Section 3(a) herein.

By signing below, the Optionee accepts this award, and acknowledges and agrees that this Award is granted under and governed by the terms and conditions of the Integrated Electrical Services, Inc. 2006 Equity Incentive Plan and the Option Award Agreement.

Optionee:	Integrated Electrical Services, Inc.

By:

Title:

EXHIBIT A

Region	Company	First_Name	Last_Name

CENTRAL	Bexar Electric Ltd.	Bobby	Neuse	President

CENTRAL	Gray Electric, Pollock Summit,Tesla Power	Nat	Wrotenbery	President

CENTRAL	Kayton Electric, Inc.	Teddy E	Kayton	President

CENTRAL	Menninga Electric, Inc.	Norman	Vos	President

CENTRAL	Mills Electric LP	Dale	Payne	President

CENTRAL	Neal Electric of Austin	Paul	Carl	President

CENTRAL	Riviera Electric	Lynn	Martin	President

NORTH	ARC Electric, Inc.	Robert	Warwick	President

NORTH	Bryant Electric Company, Inc.	Jose	Suarez	President

NORTH	Commercial Electrical Contractors, Inc.	John	Duquette	President

NORTH	Mid-States Electric Company, Inc.	Robert (“Robbie”)	Aspden	President

NORTH	Newcomb Electric Company, Inc.	Richard A	Newcomb	President

NORTH	Pan American Electric, Inc.	David	Dorris	President

NORTH	Paulin Electric, Inc.	Stanley (“Butch”)	Paulin	President

NORTH	Primo/PrimeNet	Craig	DiGregorio	President

NORTH	Thomas Popp & Company	Bill	Beischel	President

NORTH	Valentine Electrical, Inc.	Michael H	Valentine	President

SOUTH	Aladdin-Ward Electric & Air, Inc.	David	Hicks	President

SOUTH	Amber Electric, Inc.	Roger	Scroggins	President

SOUTH	Daniel Electrical Contractors, Inc.	Anthony D	Gervasio, Sr.	President

SOUTH	Davis Electrical Constructors, Inc.	William	Byrd	President

SOUTH	Haymaker	Carmon	Colvin	President

SOUTH	Mark Henderson	(Open)		President

WEST	Cross State Electric, Inc.	Donn	Cross	President

WEST	Electro-Tech, Inc.	Michael J	Bertoldi	President

Region	Company	First_Name	Last_Name

WEST	Federal Communications Group, Inc.	Don	Fishstein	President

WEST	Hatfield-Reynolds Electric Co., Inc.	Claude (“Ernie”)	Reynolds	President

WEST	Mitchell Electric Company, Inc.	Michael	Hession	President

WEST	Murray Electrical Contractors, Inc.	Gary	Swanson	President

WEST	New Tech Electric	Wade	Parkin	President

WEST	Rodgers Electric *	Dan	Stevens	General Manager

RES	Houston-Stafford Electrical, Inc.	Butch	Paschal	President

RES	Key Electrical Supply, Inc.	Mark	Jensen	President

*	Rodgers Electric was “tucked-in” to Murray Electrical for reporting purposes.

EXHIBIT B
FORM OF RELEASE
     This Release (the “Release”) is entered into as of                                         , 20                    , by and between Integrated Electrical Services, Inc. (the “Company”) and C. Byron Snyder (the “Service Provider”) pursuant to the Employment and Consulting Agreement dated as of February 13, 2006, by and between the Company and Snyder (the “Agreement”).
     For good and valuable consideration as set forth in the Agreement, Snyder hereby agrees to release, acquit, and discharge the Company and each of its parent companies, subsidiaries and affiliates, current and former directors, managers, officers, employees, agents, representatives, partners, predecessors and successors, and all benefit plans sponsored by any of them, past or present (the “Released Parties”), individually and collectively, from liability for any and all claims, damages, and causes of action of any kind related to Snyder’s previous employment relationship or termination of employment with any of the Released Parties and Snyder’s post-employment consulting relationship with any of the Released Parties. This release includes, but is not limited to, through the date of Snyder’s acceptance of this Release, (a) any alleged violation of (i) the Age Discrimination in Employment Act of 1967, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (iv) the Americans with Disabilities Act of 1990, as amended; (v) the Family and Medical Leave Act of 1993; (vi) the Worker Adjustment and Retraining Notification Act; (vii) any state antidiscrimination law; (viii) any state wage and hour law; (ix) any other local, state or federal law, regulation, or ordinance; and (x) any public policy, contract, tort, or common law; (b) any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters; (c) any and all rights, benefits, or claims Snyder may have under any employment contract with or incentive compensation plan, bonus plan, or stock option plan of any Released Party or to any ownership interest in any Released Party (with the exception of (A) any common stock Snyder currently owns or any right to purchase common stock pursuant to the terms of a written option agreement between Snyder and the Company or an affiliate of the Company and (B) any benefits to which Snyder is otherwise entitled under any plans subject to ERISA of the Company); and (d) any other claim of any kind, whether or not expressly set forth in this Release.
     This release is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, the Company is simply agreeing that, in return for the Company’s agreements as stated in the Agreement, any and all potential claims of this nature that Snyder may have against the Released Parties, regardless of whether they actually exist, are expressly settled, compromised, and waived. By signing this Release, Snyder is bound by it. This release applies to all claims through the date of Snyder’s acceptance of such release. This release also applies to any claims brought by any person or agency or class action under which Snyder may have a right or benefit.
     By executing and delivering this Release, Snyder acknowledges that (a) Snyder has carefully read this Release; (b) Snyder has had at least 21 days to consider this Release (which Snyder acknowledges receiving on [                                                            ] before the execution and delivery hereof to the Company; (c) Snyder has been and hereby is advised in writing that Snyder may, at

Snyder’s option, discuss this Release and the Agreement with an attorney of Snyder’s choice and that Snyder has had adequate opportunity to do so; and (d) Snyder fully understands the final and binding effect of this Release; the only promises made to Snyder are those set forth herein and in the Agreement; Snyder is signing this Release voluntarily and of Snyder’s own free will; and Snyder understands and agrees to each of the terms of this Release.
     This Release will not be effective unless Snyder executes this Release before a notary public on or before [                                        (insert date of termination)] and delivers an original counterpart of the executed and notarized Release to the chief executive officer of the Company by such date; provided, however, that Snyder will not be required to sign this Release earlier than [                                         (insert date that is at least 21 days after providing Release to Snyder)].
     Notwithstanding the initial effectiveness of this Release, Snyder may revoke the delivery (and therefore the effectiveness) of this Release within the seven-day period beginning on the date Snyder delivers this Release to the Company (such seven-day period being referred herein as the “Release Revocation Period”). To be effective, such revocation must be in writing, signed by Snyder, and delivered to the Chief Executive Officer of the Company before 11:59 p.m., Houston, Texas time, on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and time frame, this Release shall be of no force or effect and shall be null and void ab initio. No consideration shall be paid if this Release is revoked by Snyder in the foregoing manner.
     IN WITNESS WHEREOF, the parties have executed this Release as of the date first above written.

INTEGRATED ELECTRICAL SERVICES, INC.

By:

Name:
Title:

C. BYRON SNYDER